Exhibit 23(d)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 24, 2022, relating to the consolidated financial statements of Duke Energy Indiana, LLC and subsidary (“Duke Energy Indiana”) appearing in the Annual Report on Form 10-K of Duke Energy Indiana for the year ended December 31, 2021, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Charlotte, North Carolina
September 23, 2022